Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden Communications
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Reports Fiscal 2008
Second Quarter Financial Results

—Total Revenue Up 108% Over Prior Year Quarter,
Continued Narrowing of Operating and Net Loss Compared to Last Year—

POMPANO BEACH, FL – May 15, 2008 – Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today its financial results for the second fiscal quarter, ending March 31, 2008.

Financial Highlights

•	Second quarter revenue of approximately $4.3 million, up 107.5% from the second quarter of the prior fiscal year.
•	Excluding recent acquisitions, the Company’s second quarter revenues grew approximately 17.5%, compared to the comparable prior year quarter.
•	Gross profit margin increased to 67.2%, compared to 60.0% for the second quarter of the prior fiscal year.
•	Operating expenses as a percent of sales decreased to approximately 111.9% from approximately 181.7%, compared to the comparable prior year quarter.

Financial Discussion

Revenue for the quarter was approximately $4.3 million, an increase of 107.5% from approximately $2.1 million for the second quarter of the prior fiscal year. The revenue growth was primarily due to a 19.8% increase in revenues from the Webcasting division and the contribution of approximately $1.8 million in revenue from the Infinite Conferencing division, which was acquired during April 2007 and accordingly was not reflected in the Company’s revenue during the second quarter of fiscal 2007.

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “We continue to possess a stable and diversified base of revenue with a strong recurring revenue component, setting the stage for more predictable and sustainable growth as we move forward. We are tracking well ahead of our previously announced and projected 40% revenue growth rate for the year and are positioned to deliver record revenue for the full fiscal year. Since we have reached the one year anniversary of our merger with Infinite Conferencing, going forward we will see a more normalized comparison, as the prior-year financial results will include a contribution from Infinite. Accordingly, the growth in the second half of this fiscal year will be primarily organic. Onstream has experienced strong revenues in April 2008, the highest April revenues for several of our divisions, including Webcasting. We are optimistic that we can accelerate our organic growth during the second half of fiscal 2008. ”

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Mr. Selman continued, “This growth will be driven by the previous investments made to enhance our Digital Media Services Platform (DMSP), our marketing efforts using Search Engine Optimization and through several of the contracts signed during the latter half of 2007 that are beginning to contribute to our operating results. Our on-site webcasting technology, i-Encode, has been released and early feedback from test customers has reinforced our confidence that this product will be well-received in the marketplace. We remain confident that we have superior technology, differentiating the Company’s offerings from the others in the marketplace, and are best-positioned within the industry to benefit from the ongoing and accelerating trend toward the use of rich digital media online for corporate communications, brand development and broad marketing initiatives.”

Consolidated gross margin for the quarter was approximately $2.9 million, or 67.2% of revenues, compared with gross margin of approximately $1.2 million, or 60.0% of revenues, in the second quarter of last year. The increase in the gross margin percentage was due in large part to the contribution of higher-margin Infinite Conferencing revenue absent in the prior year, although we also experienced increased gross margin percentages for DMSP and hosting revenues, versus the corresponding prior fiscal year quarter. The gross margin on revenue related to Infinite Conferencing was approximately 80.3% for the current year quarter and the DMSP and hosting contributed gross profit margin of approximately 69.9% for the same period.

Total operating expenses for the quarter were $4.8 million compared to $3.8 million in the second quarter of last year. The increase was primarily due to a 76.3% increase in compensation expense and a 115.1% increase in depreciation and amortization expense, partially offset by a 63.6% reduction in expenses for professional fees, the latter primarily related to a decrease in the non-cash expense for financial consulting and advisory services paid for by the issuances of shares and options. The increase in compensation expense was due in large part to the inclusion of approximately $553,000 arising from our Infinite Conferencing division, absent in the corresponding prior fiscal-year period. The Company reported a loss from operations (before interest expense and other non operating items) of $(1.9) million for the current quarter, compared to a loss from operations of $(2.5) million for the second quarter of last year. Included in the current quarter loss was approximately $1.1 million in depreciation and amortization expenses, which represents an increase of 115.1%, compared to the approximately $492,000 for such expenses in the prior-year second quarter.

“Onstream’s management remains focused on reducing our operating expenses as a percent of revenue, demonstrating the improving leverage in our business model and progressing towards consistent operating profitability,” Mr. Selman continued. “We maintained high gross profit margins and expanded our margins year-over-year despite a slight decrease in our sequential webcasting and web conferencing sales partially related to the impact of the New Year and Easter/Spring Break holiday periods, both of which uncharacteristically occurred during the second fiscal quarter this year. We narrowed our loss from operations, year-to-date, by $386,434 or almost 10%, and we anticipate further improvements in this area as we continue to execute our business plan.”

The consolidated net loss for the quarter was approximately $(1.9) million, or $(0.05) loss per share (based on 42.2 million weighted average shares outstanding), as compared to a loss of approximately $(8.0) million, or $(0.29) loss per share (based on 27.8 million weighted average shares outstanding) for the prior fiscal year’s second quarter. The decreased net loss was primarily due to a significant number of conversions to equity of the 8% Senior and Subordinated Convertible Debentures in the quarter ended March 31, 2007 and the resulting write-off of unamortized discount as interest expense at that time, as well as conversions of notes payable to equity during the fiscal 2007 period and the resulting write-off of prepaid interest and fees. Similar transactions did not occur in the quarter ended March 31, 2008.

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For the first six months of fiscal 2008, total revenue was approximately $8.7 million, up 106.1% from approximately $4.2 million for the first six months of fiscal 2007. The revenue growth was due to the inclusion of approximately $3.6 million in Infinite Conferencing revenue, absent in the prior year, and a 39.0% increase in Webcasting division revenue. Gross margin for the first six months of fiscal 2008 was approximately $6.0 million, resulting in gross profit margin of 68.7%, compared to gross margin of approximately $2.6 million, or gross profit margin of 60.7% for the first half of the prior fiscal year. Total operating expenses for the first half of fiscal 2008 were approximately $9.6 million, an increase of 46.1% compared to total operating expenses of approximately $6.6 million in the comparable prior-year period. The loss from operations for the first six months of fiscal 2008 was approximately $(3.6) million compared to a loss from operations of approximately $(4.0) million for the comparable prior year period. The net loss for the first six months of fiscal 2008 was approximately $(3.6) million, or $(0.09) loss per share (based on 42.2 million weighted average shares outstanding) compared to a net loss of approximately $(11.5) million, or $(0.52) loss per share (based on 22.1 million shares weighted average shares outstanding) for the comparable prior year period.

The Company used approximately $171,000 of cash in operating activities (before changes in working capital components) during the first six months of the fiscal year resulting in a cash balance of approximately $441,000 as of March 31, 2008.

Outlook

“We have built upon our record first quarter results and delivered top-line growth and continued narrowing of our losses in fiscal 2008, versus fiscal 2007,” Mr. Selman concluded. “We again reiterate our expectation of 40% top-line growth for the full fiscal year results and continue to believe we will experience continued reductions in our non-cash net loss for the remainder of fiscal 2008, versus fiscal 2007.”

Teleconference

Onstream Media will hold a conference call on Thursday May 15, 2008 at 4:30 pm ET to discuss its fiscal 2008 second quarter financial results. The teleconference and related webcast will occur on Thursday, May 15, 2008 at 4:30 p.m. Eastern Time. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=48545 or by calling 1-866-682-6100 or 201-499-0416. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=48545.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds, utilizing Onstream Media’s Auction Video™ (patent pending) technology. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

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Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com, and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	September 30, 2007

	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$440,611	$560,230
Accounts receivable, net of allowance for doubtful accounts of $52,284 and $65,254, respectively	2,598,542	2,620,177
Prepaid expenses	578,543	565,649
Inventories	78,466	85,459
Other current assets	139,611	137,632
Total current assets	3,835,773	3,969,147

PROPERTY AND EQUIPMENT, net	4,535,293	5,551,026
INTANGIBLE ASSETS, net	4,416,104	5,108,604
GOODWILL, net	21,696,948	21,696,948
OTHER NON-CURRENT ASSETS	278,548	157,931

Total assets	$34,762,666	$36,483,656
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,180,506	$2,266,134
Amounts due to shareholders and officer	109,419	109,419
Deferred revenue	99,612	215,400
Notes and leases payable – current portion, net of discount	1, 627,138	138,629
Total current liabilities	4,016,675	2,729,582

Notes and leases payable, net of current portion	351,775	255,329

Total liabilities	4,368,450	2,984,911

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Series A-10 Convertible Preferred stock, par value $.0001 per share, authorized 700,000 shares, 71,963 and 69,196 issued and outstanding, respectively	7	7
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 42,340,794 and 41,880,707 issued and outstanding, respectively	4,234	4,188
Additional paid-in capital	129,623,817	129,090,403
Unamortized discount	(59,392)	(98,491)
Accumulated deficit	(99,174,450)	(95,497,362)
Total stockholders’ equity	30,394,216	33,498,745

Total liabilities and stockholders’ equity	$34,762,666	$36,483,656

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
REVENUE:
DMSP and hosting	$728,897	$249,816	$456,920	$165,613
Network usage	1,144,606	1,071,787	516,645	542,027
Webcasting	2,889,398	2,077,941	1,291,949	1,078,473
Audio and web conferencing	3,598,456	-	1,818,782	-
Other	377,253	840,300	202,007	279,218
Total revenue	8,738,610	4,239,844	4,286,303	2,065,331

COSTS OF REVENUE:
DMSP and hosting	243,658	99,131	137,528	63,641
Network usage	472,197	442,679	227,688	209,854
Webcasting	965,312	689,798	488,764	352,542
Audio and web conferencing	700,169	-	357,903	-
Other	357,555	436,495	193,471	200,415
Total costs of revenue	2,738,891	1,668,103	1,405,354	826,452

GROSS MARGIN	5,999,719	2,571,741	2,880,949	1,238,879

OPERATING EXPENSES:
General and administrative:
Compensation	5,014,043	2,750,837	2,597,424	1,472,987
Professional fees	1,183,115	1,797,796	472,142	1,298,856
Other	1,341,596	874,520	670,819	488,315
Depreciation and amortization	2,099,781	1,173,838	1,058,474	492,115
Total operating expenses	9,638,535	6,596,991	4,798,859	3,752,273

Loss from operations	(3,638,816)	(4,025,250)	(1,917,910)	(2,513,394)

OTHER INCOME (EXPENSE), NET:
Interest income	1,781	47,651	803	44,050
Interest expense	(29,789)	(7,463,133)	(23,418)	(5,592,038)
Debt extinguishment loss	-	(135,000)	-	-
Other income, net	57,671	49,663	39,922	22,758

Total other income (expense), net	29,663	(7,500,819)	17,307	(5,525,230)

Net loss	$(3,609,153)	$(11,526,069)	$(1,900,603)	$(8,038,624)

Loss per share – basic and diluted:

Net loss per share	$(0.09)	$(0.52)	$(0.05)	$(0.29)

Weighted average shares of common stock outstanding – basic and diluted	42,168,872	22,104,975	42,205,763	27,753,369

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